UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2006

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

On March 16, 2006, Advanced Micro Devices, Inc. (the “Company”) granted restricted stock units pursuant to the Company’s 2004 Equity Incentive Plan to its executive officers named below (the “Executives”). Restricted stock units are awards that obligate the Company to issue a specific number of shares of common stock in the future if the vesting terms and conditions are satisfied. The Executives must remain continuously employed by the Company throughout the three-year vesting period for the restricted stock units to vest, and the Company must achieve certain performance levels during that same period for the restricted stock units to vest. Specifically, the Company must achieve minimum revenue growth based on our compound annual growth rate (“CAGR”) as compared to certain select semiconductor companies during our 2006 through 2008 fiscal years, and the Company must achieve a minimum target operating income margin based on a three-year average during that same period for the restricted stock units to vest.

In the event that the Company does not attain the minimum performance levels during our 2006 through 2008 fiscal years the restricted stock units will not vest. The following table shows the number of restricted stock units that may become vested at certain performance levels with respect to each of the Company’s executive officers named below:

Number of Restricted Stock Units Earned for Various Levels of Performance

Participant	Below Threshold	Target	Maximum
Hector de J. Ruiz	0	105,000	210,000
William T. Edwards	0	15,000	30,000
Thomas M. McCoy	0	20,000	40,000
Derrick Meyer	0	50,000	100,000
Henri Richard	0	30,000	60,000
Robert J. Rivet	0	30,000	60,000
Harry A. Wolin	0	15,000	30,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: March 22, 2006	By:	/s/ Hollis M. O’Brien
	Name:	Hollis M. O’Brien
	Title:	Corporate Vice President,
Secretary and Chief Governance Officer